Exhibit 99.1

TPG Specialty Lending, Inc. Announces Quarter Ended September 30, 2016 Financial Results and Board Declares Quarterly Dividend of $0.39 Per Share for the Fourth Fiscal Quarter of 2016

NEW YORK—(BUSINESS WIRE)—November 7, 2016— TPG Specialty Lending, Inc. (NYSE: TSLX, or the “Company”) today reported net investment income of $30.6 million, or $0.51 per share, for the quarter ended September 30, 2016. Net asset value per share was $15.78 at September 30, 2016 as compared to $15.55 at June 30, 2016. The Company’s Board of Directors previously declared a third quarter dividend of $0.39 per share, payable to stockholders of record as of September 30, 2016 that was paid on October 31, 2016.

The Company also announced that its Board of Directors has declared a quarterly dividend of $0.39 per share for stockholders of record as of December 31, 2016, payable on or about January 31, 2017.

FINANCIAL HIGHLIGHTS:

(amounts in millions, except per share amounts)
			Three Months Ended
			(unaudited)
	September 30, 2016		June 30, 2016		September 30, 2015
Investments at Fair Value	$1,643.6		$1,611.0		$1,396.4
Total Assets	$1,665.2		$1,628.8		$1,419.4
Net Asset Value Per Share	$15.78		$15.55		$15.62

Investment Income	$53.9		$46.0		$46.8
Net Investment Income	$30.6		$25.5		$25.8
Net Income	$36.9		$49.6		$9.3

Net Investment Income Per Share	$0.51		$0.43		$0.48
Net Realized and Unrealized Gains (and Losses) Per Share	$0.11		$0.41		$(0.31)
Net Income Per Share	$0.62		$0.84		$0.17

Weighted Average Yield of Debt and Income Producing Securities at Fair Value	10.3%		10.6%		10.5%
Weighted Average Yield of Debt and Income Producing Securities at Amortized Cost	10.3%		10.5%		10.5%

Percentage of Debt Investment Commitments at Floating Rates	98	%(1)	96	%(1)	95%

(1) Includes one fixed rate investment for which we entered into an interest rate swap agreement to swap to a floating rate.

Conference Call and Webcast

Conference Call Information:

The conference call will be broadcast live at 8:30 a.m. Eastern Time on November 8, 2016. Please visit TSLX’s webcast link located on the Events & Presentation page of the Investor Resources section of TSLX’s website http://www.tpgspecialtylending.com for a slide presentation that complements the Earnings Conference Call. Please visit the website to test your connection before the webcast.

Participants are also invited to access the conference call by dialing one of the following numbers:

Domestic: (877) 359-9508

International: +1 (253) 237-1122

Conference ID: 84395988

All callers will need to enter the Conference ID followed by the # sign and reference “TPG Specialty Lending” once connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.

Replay Information:

An archived replay will be available from approximately 12:00 p.m. Eastern Time on November 8 through November 22 via a webcast link located on the Investor Resources section of the Company’s website, and via the dial-in numbers listed below:

Domestic: (855) 859-2056

International: +1 (404) 537-3406

Conference ID: 84395988

Portfolio and Investment Activity

For the three months ended September 30, 2016, gross originations totaled $318.1 million. This compares to $199.7 million for the three months ended June 30, 2016 and $184.8 million for the three months ended September 30, 2015.

For the three months ended September 30, 2016, the Company made new investment commitments of $194.2 million in six new portfolio companies. For this period, the Company had $199.2 million aggregate principal amount in exits and repayments, resulting in a net portfolio decrease of $8.8 million aggregate principal amount.

For the three months ended September 30, 2015, the Company made new investment commitments of $184.8 million, $160.9 million to six new portfolio companies and $23.9 million to five existing portfolio companies. For this period, the Company had $148.4 million aggregate principal amount in exits and repayments, resulting in a net portfolio increase of $15.8 million aggregate principal amount.

As of September 30, 2016 and June 30, 2016, the Company had investments in 52 and 50 portfolio companies, respectively, with an aggregate fair value of $1,643.6 million and $1,611.0 million, respectively.

As of September 30, 2016, the portfolio based on fair value consisted of 94.4% first-lien debt investments, 3.2% second-lien debt investments, 0.9% mezzanine and unsecured debt investments and 1.5% equity and other investments. As of June 30, 2016, the portfolio based on fair value consisted of 92.9% first-lien debt investments, 3.7% second-lien debt investments, 1.9% mezzanine and unsecured debt investments, and 1.5% equity and other investments.

As of September 30, 2016, 97.9% of debt investments based on fair value in the Company’s portfolio bore interest at floating rates (when including investment specific hedges), with 94.8% of these subject to interest rate floors. The Company’s credit facility bears interest at floating rates, and the Company’s Convertible Senior Notes, which bear interest at a fixed rate, have been entered into fixed-to-floating interest rate swaps in order to continue to align the interest rates of the Company’s liabilities with its investment portfolio.

As of September 30, 2016 and June 30, 2016, the weighted average total yield of debt and income producing securities at fair value (which includes interest income and amortization of fees and discounts) was 10.3% and 10.6%, respectively, and the weighted average total yield of debt and income producing securities at amortized cost (which includes interest income and amortization of fees and discounts) was 10.3% and 10.5%, respectively.

As of September 30, 2016, 99.5% of debt investments based on fair value were meeting all payment and covenant requirements. One investment was on non-accrual status at September 30, 2016, and was subsequently restructured post quarter end into a performing credit and equity investment.

Results of Operations for the Three Months Ended September 30, 2016 compared to the Three Months Ended September 30, 2015

Investment Income

For the three months ended September 30, 2016 and 2015, investment income totaled $53.9 million and $46.8 million, respectively. The increase in investment income was primarily driven by an increase in the average size of the total investment portfolio, higher syndication, amendment and other fees, partially offset by lower accelerated amortization of upfront fees and no prepayment fees from unscheduled paydowns, as compared to the same period in 2015.

Expenses

Net expenses totaled $22.7 million and $20.5 million for the three months ended September 30, 2016 and 2015, respectively. The increase in net expenses was primarily due to higher management and incentive fees, and higher professional fees as a result of increased costs associated with servicing a growing investment portfolio and our corporate actions with respect to our investment in the common stock of TICC Capital Corp.

Liquidity and Capital Resources

As of September 30, 2016, the Company had $3.9 million in cash and cash equivalents, total debt outstanding of $690.8 million, and $245.5 million of undrawn commitments on its revolving credit facility, subject to borrowing base and other limitations. The weighted average interest rate on average debt outstanding was 2.7% for the three months ended September 30, 2016 and 2.6% for the three months ended September 30, 2015.

The Company is rated BBB- by Fitch Ratings and Standard and Poor’s, each with a stable outlook.

Financial Statements and Tables

TPG Specialty Lending, Inc.

Consolidated Statements of Operations

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Income
Investment income from non-controlled, non-affiliated investments:
Interest from investments	$44,088	$43,986	$124,931	$120,040
Dividend income	474	474	1,421	474
Other income	6,767	708	8,909	4,714

Total investment income from non-controlled, non-affiliated investments	51,329	45,168	135,261	125,228
Investment income from controlled, affiliated investments:
Interest from investments	2,537	1,532	7,288	4,442
Other income	51	74	152	186

Total investment income from controlled, affiliated investments	2,588	1,606	7,440	4,628

Total Investment Income	53,917	46,774	142,701	129,856

Expenses
Interest	6,102	7,963	17,029	16,910
Management fees	6,212	5,460	17,953	15,706
Incentive fees	6,467	3,045	16,761	15,182
Professional fees	3,029	2,366	6,923	4,857
Directors’ fees	98	101	290	288
Other general and administrative	897	1,634	3,211	4,061

Total expenses	22,805	20,569	62,167	57,004

Management and incentive fees waived	(149)	(104)	(346)	(104)

Net Expenses	22,656	20,465	61,821	56,900

Net Investment Income Before Income Taxes	31,261	26,309	80,880	72,956
Income taxes, including excise taxes	690	460	1,615	1,301

Net Investment Income	30,571	25,849	79,265	71,655
Unrealized and Realized Gains (Losses)
Net change in unrealized gains (losses):
Non-controlled, non-affiliated investments	13,660	(10,191)	28,657	(1,698)
Controlled, affiliated investments	(6,898)	(4,454)	(7,048)	(3,925)
Translation of assets and liabilities in foreign currencies	(1,367)	1,227	436	4,536
Interest rate swaps	(462)	1,879	1,103	672

Total net change in unrealized gains (losses)	4,933	(11,539)	23,148	(415)

Realized gains (losses):
Non-controlled, non-affiliated investments	1,516	(4,975)	1,920	(5,042)
Foreign currency transactions	(145)	2	(49)	(140)
Interest rate swaps	—	—	—	1,852

Total realized gains (losses)	1,371	(4,973)	1,871	(3,330)

Total Unrealized and Realized Gains (Losses)	6,304	(16,512)	25,019	(3,745)

Increase in Net Assets Resulting from Operations	$36,875	$9,337	$104,284	$67,910

Earnings per common share—basic and diluted	$0.62	$0.17	$1.79	$1.26

Weighted average shares of common stock outstanding—basic and diluted	59,523,695	54,017,302	58,229,549	53,969,423

TPG Specialty Lending, Inc.

Consolidated Balance Sheets

(Amounts in thousands, except share and per share amounts)

(Unaudited)

	September 30, 2016	December 31, 2015
Assets
Investments at fair value
Non-controlled, non-affiliated investments (amortized cost of $1,570,297 and $1,443,017, respectively)	$1,578,148	$1,422,211
Controlled, affiliated investments (amortized cost of $95,633 and $86,659, respectively)	65,424	63,498

Total investments at fair value (amortized cost of $1,665,930 and $1,529,676, respectively)	1,643,572	1,485,709
Cash and cash equivalents	3,928	2,431
Interest receivable	10,668	10,146
Receivable for interest rate swaps	1,505	402
Receivable for investments sold	2,722	—
Prepaid expenses and other assets	2,825	7,880

Total Assets	$1,665,220	$1,506,568

Liabilities
Debt (net of deferred financing costs of $8,633 and $10,365, respectively)	$680,115	$642,423
Management fees payable to affiliate	6,145	5,530
Incentive fees payable to affiliate	6,384	4,915
Dividends payable	23,236	21,124
Payable for investments purchased	—	4,435
Payables to affiliate	1,311	1,492
Other liabilities	7,560	5,908

Total Liabilities	724,751	685,827

Commitments and contingencies
Net Assets
Preferred stock, $0.01 par value; 100,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 400,000,000 shares authorized, 59,669,593 and 54,166,959 shares issued, respectively; and 59,580,513 and 54,163,960 shares outstanding, respectively	597	542
Additional paid-in capital	898,363	812,586
Treasury stock at cost; 89,080 and 2,999 shares held, respectively	(1,359)	(30)
Undistributed net investment income	36,379	27,521
Net unrealized losses	(5,232)	(28,380)
Undistributed net realized gains	11,721	8,502

Total Net Assets	940,469	820,741

Total Liabilities and Net Assets	$1,665,220	$1,506,568

Net Asset Value Per Share	$15.78	$15.15

The Company’s investment activity for the three months ended September 30, 2016 and 2015 is presented below (information presented herein is at par value unless otherwise indicated).

	Three Months Ended
($ in millions)	September 30, 2016	September 30, 2015
New investment commitments:
Gross originations	$318.1	$184.8
Less: Syndications/sell downs	123.9	—

Total new investment commitments	$194.2	$184.8
Principal amount of investments funded:
First-lien	$190.4	$99.6
Second-lien	—	30.7
Mezzanine and unsecured	—	15.1
Equity and other	—	18.8

Total	$190.4	$164.2
Principal amount of investments sold or repaid:
First-lien	$174.9	$138.4
Second-lien	7.8	10.0
Mezzanine and unsecured	16.3	—
Equity and other	0.2	—

Total	$199.2	$148.4

Number of new investment commitments in new portfolio companies	6	6
Average new investment commitment amount in new portfolio companies	$32.4	$26.8
Weighted average term for new investment commitments in new portfolio companies (in years)	5.3	5.1
Percentage of new debt investment commitments at floating rates	100.0%	91.1%
Percentage of new debt investment commitments at fixed rates	—	8.9%
Weighted average interest rate of new investment commitments	9.7%	9.6%
Weighted average spread over LIBOR of new floating rate investment commitments	8.7%	8.9%
Weighted average interest rate on investments sold or paid down	8.0%	9.8%

About TPG Specialty Lending, Inc.

TSLX is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine and unsecured loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with approximately $18 billion of assets under management as of June 30, 2016, and the broader TPG platform, a global private investment firm with approximately $73 billion of assets under management as of June 30, 2016. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Statements included herein may constitute “forward-looking statements,” which relate to future events or the Company’s future performance or financial condition. These statements are not guarantees of future performance, conditions or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any such forward-looking statements. TSLX undertakes no duty to update any forward-looking statements made herein.

Source: TPG Specialty Lending, Inc.

Investor Relations:

Lucy Lu

212-601-4753

IRTSL@tpg.com

Media:

Luke Barrett, 212-601-4752

lbarrett@tpg.com

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